Exhibit 99.1

KOLIBRI GLOBAL ENERGY INC.

STOCK OPTION PLAN (TSX)

November 30, 2023

1.	PURPOSE OF THE PLAN

The Company hereby establishes a stock option plan for directors, officers, Employees, Management Company Employees and Consultants (as such terms are defined below) of the Company and its subsidiaries (collectively “Eligible Persons”), to be known as the “Stock Option Plan” (the “Plan”). The purpose of the Plan is to give to Eligible Persons, as additional compensation, the opportunity to participate in the success of the Company by granting to such individuals options, exercisable over periods of up to ten (10) years as determined by the board of directors of the Company, to buy shares of the Company at a price not less than the Market Price at the time of grant.

2.	DEFINITIONS

In this Plan, the following terms shall have the following meanings:

2.1	“Associate” means an “Associate” as defined in the Exchange Policies.

2.2	“Board” means the Board of Directors of the Company.

2.3	“Change of Control” means the acquisition by any person or by any person and all Joint Actors, whether directly or indirectly, of voting securities (as defined in the Securities Act) of the Company, which, when added to all other voting securities of the Company at the time held by such person or by such person and a Joint Actor, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board of Directors of the Company.

2.4	“Company” means Kolibri Global Energy Inc. and its successors.

2.5	“Consultant” means an individual or Consultant Company, other than an Employee or a Director, that:

(a)	is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the company or a subsidiary of the Company, other than services in relation to a distribution;

(b)	provides the services under a written contract with the Company or a related entity; and

(c)	spends or will spend a significant amount of time and attention on the affairs of the Company or a subsidiary of the Company.

2.6	“Consultant Company” means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner.

2.7	“Disability” means any disability with respect to an Optionee which the Board, in its sole and unfettered discretion, considers likely to prevent permanently the Optionee from:

(a)	being employed or engaged by the Company, its subsidiaries or another employer, in a position the same as or similar to that in which he was last employed or engaged by the Company or its subsidiaries; or

(b)	acting as a director or officer of the Company or its subsidiaries.

2.9	“Employee” means a persons who would be considered an ‘employee’ under the Income Tax Act (Canada), or who works full-time or for a specified number of hours per week on a continuing regular basis and is subject to the same control and direction by the Company or a subsidiary of the company over the details and methods of work as an employee of the company, but for whom tax and other deductions are not made at source.

2.10	“Employment Agreement” means any agreement between the Company or any subsidiary of the Company and any Employee entered into in connection with the employment or engagement of the Employee.

2.12	“Exchanges” means the TSX and, if applicable, any other stock exchange on which the Shares are listed.

2.13	“Expiry Date” means the later of the date set by the Board under section 3.1 of the Plan, as the last date on which an Option may be exercised and, if such date falls during or within 5 trading days after the end of a period during which pursuant to the policies of the Company trading in Company’s shares is prohibited (a “black out period”), the date that is 10 trading days following the date on which such black out period ends.

2.14	“Grant Date” means the date specified in an Option Agreement as the date on which an Option is granted.

2.15	“Insider” means an “Insider” as defined in the TSX Policies, other than a person who is an insider solely by virtue of being a director or senior officer of a subsidiary of the Company.

2.16	“Investor Relations Activities” has the meaning ascribed to it in the Securities Act;

2.17	“Joint Actor” means a person acting “jointly or in concert with” another person as that phrase is interpreted in section 96 of the Securities Act.

2.18	“Management Company Employee” means an individual employed by a Person providing management services to the Company, but excluding Persons who are providing Investor Relations Services.

2.19	“Market Price” of Shares at any Grant Date means the last closing price per Share at the time of grant of the option, or if the Shares are not listed on any stock exchange, “Market Price” of Shares means the price per Share on the over-the-counter market determined by dividing the aggregate sale price of the Shares sold by the total number of such Shares so sold on the applicable market for the last day prior to the Grant Date.

2.20	“Option” means an option to purchase Shares granted pursuant to this Plan.

2.21	“Option Agreement” means an agreement, substantially in the form attached hereto as Schedule “A”, with such additions thereto or modifications thereof as may be approved by the Company prior to or at the time an option is granted, whereby the Company grants to an Optionee an Option.

2.22	“Optionee” means each of the Eligible Persons granted an Option pursuant to this Plan and their heirs, executors and administrators.

2.23	“Option Price” means the price per Share specified in an Option Agreement, adjusted from time to time in accordance with the provisions of section 5.

2.24	“Option Shares” means the aggregate number of Shares which an Optionee may purchase under an Option.

2.25	“Plan” means this Stock Option Plan.

2.26	“Shares” means the common shares in the capital of the Company as constituted on the Grant Date provided that, in the event of any adjustment pursuant to section 5, “Shares” shall thereafter mean the shares or other property resulting from the events giving rise to the adjustment.

2.27	“Securities Act” means the Securities Act, R.S.B.C. 1996, c.418, as amended, as at the date hereof.

2.28	“TSX Policies” means the policies included in the TSX Company Manual and “TSX Policy” means any one of them.

2.29	“Unissued Option Shares” means the number of Shares, at a particular time, which have been reserved for issuance upon the exercise of an Option but which have not been issued, as adjusted from time to time in accordance with the provisions of section 5, such adjustments to be cumulative.

2.30	“U.S. Act” means the Securities Act of 1933 of the United States, as amended.

2.31	“Vested” means that an Option has become exercisable in respect of a number of Option Shares by the Optionee pursuant to the terms of the Option Agreement.

3.	GRANT OF OPTIONS

3.1	Option Terms

The Board may from time to time authorize the issue of Options to Eligible Persons. The Option Price under each Option shall be not less than the Market Price at the time of grant. The Expiry Date for each Option shall be set by the Board at the time of issue of the Option and shall not be more than ten (10) years after the Grant Date. Options shall not be assignable (or transferable) by the Optionee. Options shall not be issued more than ten (10) years after the date on which the shareholders of the Company most recently approved the Plan or, if earlier, the date on which the Board approved this Plan to be submitted for such approval.

3.2	Limits on Shares Issuable on Exercise of Options

(a)	The number of Shares reserved for issuance under the Plan and all of the Company’s other previously established or proposed share compensation arrangements in aggregate shall not exceed 10% of the total number of issued and outstanding Shares at the Grant Date on a non-diluted basis; and

(b)	The number of Shares issuable to Insiders at any time under all security based compensation arrangements shall not exceed 10% of the total number of issued and outstanding shares on a non-diluted basis;

(c)	The number of Shares issued to Insiders as a group within a one year period under all security based compensation arrangements shall not exceed 10% of the total number of issued and outstanding Shares as at the end of such one year period; and

(d)	Subject to section 3.3, after June 3, 2011 the equity award value of Options granted each year to any one non-employee director, together with the equity award value of restricted share units granted to such director pursuant to the Company’s restricted share unit plan in such year, is limited to $100,000.

If Options are exercised, or are surrendered, terminate or expire without being exercised in whole or in part, the Shares which were the subject of such Options may again be made subject to an Option.

3.3	New Non-Employee Directors

The limitation in section 3.2(d) does not apply in respect of an initial Option grant to newly appointed or elected non-employee directors.

3.4	Option Agreements

Each Option shall be confirmed by the execution of an Option Agreement. Each Optionee shall have the option to purchase from the Company the Option Shares at the time, in the manner and subject to the terms and condition set out in the Plan and in the Option Agreement applicable to that Optionee. For stock options to Employees, Consultants, Consultant Companies or Management Company Employees, the Company is representing herein and in the applicable Stock Option Agreement that the Optionee is a bona fide Employee, Consultant, Consultant Company or Management Company Employee, as the case may be, of the Company or its subsidiary. The execution of an Option Agreement shall constitute conclusive evidence that it has been completed in compliance with this Plan. Option Agreements may be executed electronically.

4.	EXERCISE OF OPTION

4.1	When Options May be Exercised

Subject to sections 4.3 and 4.4, an Option may be exercised to purchase any number of Shares up to the number of Vested Unissued Option Shares at any time after the Grant Date up to midnight local time in the City of Vancouver, British Columbia Canada, on the Expiry Date and shall not be exercisable thereafter.

4.2	Manner of Exercise

The Option shall be exercisable by delivering either:

(a)	to the Company or its duly appointed agent a notice addressed to the Company specifying the number of Shares in respect of which the Option is exercised, together with payment in full of the Option Price for each such Share. Upon notice and payment there will be a binding contract for the issue of the Shares in respect of which the Option is exercised, upon and subject to the provisions of the Plan. Delivery of the Optionee’s cheque payable to the Company in the amount of the Option Price shall constitute payment of the Option Price unless the cheque is not honoured upon presentation in which case the Option shall not have been validly exercised; or

(b)	to the duly appointed agent of the Company a notice of cashless exercise addressed to the Company specifying the number of Options to be exercised for cash, pursuant to a system for cashless exercise approved by the Board. An Optionee who selects the cashless exercise of Options is deemed to have instructed such agent as the Company may appoint from time to time to facilitate the cashless exercise of Options, including the sale of the underlying Option Shares and the payment of the Option Price to the Company, such Optionee’s right to receive Option Shares deemed to have released the Company from any further obligation to issue Option Shares to such Optionee in respect of such Options exercised in exchange for cash.

4.3	Vesting of Option Shares

The Directors, subject to the policies of the Exchanges, may determine and impose terms upon which each Option shall become Vested in respect of Option Shares. Unless otherwise specified by the Board at time of granting an Option, and subject to the other limits on Option grants set out in section 3.2 hereof, all Options granted under the Plan shall vest and become exercisable in full upon grant.

4.4	Termination of Employment

If an Optionee ceases to be an Eligible Person, his or her Option shall be exercisable as follows:

(a)	Death or Disability

If the Optionee ceases to be an Eligible Person, due to his or her death or Disability or, in the case of an Optionee that is a company, the death or Disability of the person who provides management or consulting services to the Company or to any entity controlled by the Company, the Option then held by the Optionee shall be exercisable to acquire Vested Unissued Option Shares at any time up to but not after the earlier of:

(i)	365 days after the date of death or Disability; and

(ii)	the Expiry Date;

unless a longer period is provided pursuant to the term of an Employment Agreement.

(b)	Termination For Cause

If the Optionee, or in the case of a Management Company Employee or a Consultant Company, the Optionee’s employer, ceases to be an Eligible Person as a result of termination for cause, pursuant to the terms of any applicable contract, or, where there is no contract, as that term is interpreted by the courts of British Columbia, any outstanding and unexercised Option held by such Optionee on the date of such termination, whether in respect of Option Shares that are Vested or not, shall be cancelled as of that date.

(c)	Early Retirement, Voluntary Resignation or Termination Other than For Cause

If the Optionee or, in the case of a Management Company Employee or a Consultant Company, the Optionee’s employer, ceases to be an Eligible Person due to his or her retirement at the request of his or her employer earlier than the normal retirement date under the Company’s retirement policy then in force, or due to (i) the termination of any agreement under which the Optionee provides services to the Company or a subsidiary of the Company, or (ii) his or her termination by the Company otherwise other than for cause, or (iii) his or her voluntary resignation, the Option then held by the Optionee shall be exercisable to acquire Vested Unissued Option Shares at any time up to but not after the earlier of the Expiry Date and the date which is 90 days (30 days if the Optionee was engaged in Investor Relations Activities) after the Optionee or, in the case of a Management Company Employee or a Consultant Company, the Optionee’s employer, ceases to be an Eligible Person, unless a longer period is provided pursuant to the term of an Employment Agreement.

For greater certainty, subject to the terms of an Employment Agreement, an Option that had not become Vested in respect of certain Unissued Option Shares at the time that the relevant event referred to in this paragraph 4.4 occurred, shall not be or become vested or exercisable in respect of such Unissued Option Shares and shall be cancelled.

4.5	Effect of a Take-Over Bid

If a bona fide offer ( an “Offer”) for Shares is made to the Optionee or to shareholders of the Company generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Company, within the meaning of subsection 1(1) of the Securities Act, the Company shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon all Option Shares subject to such Option will become Vested and the Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Option Shares received upon such exercise, pursuant to the Offer. However, if:

(a)	the Offer is not completed within the time specified therein; or

(b)	all of the Option Shares tendered by the Optionee pursuant to the Offer are not taken up or paid for by the offeror in respect thereof,

then with the consent of the Company the Option Shares received upon such exercise, or in the case of clause (b) above, the Option Shares that are not taken up and paid for, may be returned by the Optionee to the Company and reinstated as authorized but unissued Shares and with respect to such returned Option Shares, the Option shall be reinstated as if it had not been exercised and the terms upon which such Option Shares were to become Vested pursuant to paragraph 4.3 shall be reinstated. If any Option Shares are returned to the Company under this paragraph 4.5, the Company shall immediately refund the exercise price to the Optionee for such Option Shares.

4.6	Acceleration of Expiry Date

If at any time when an Option granted under the Plan remains unexercised with respect to any Unissued Option Shares, an Offer is made by an offeror, the Directors may, upon notifying each Optionee of full particulars of the Offer, declare all Option Shares issuable upon the exercise of Options granted under the Plan, Vested, and declare that the Expiry Date for the exercise of all unexercised Options granted under the Plan is accelerated so that all Options will either be exercised or will expire prior to the date upon which Shares must be tendered pursuant to the Offer. The Directors shall give each Optionee as much notice as reasonably practicable in the circumstances of the acceleration of the Options under this section, except that not less than 5 business days notice is required and more than 20 days notice is not required.

4.7	Effect of a Change of Control

If a Change of Control occurs, all Option Shares subject to each outstanding Option will become Vested, whereupon such Option may be exercised in whole or in part by the Optionee, subject to the approval of the Exchanges, if necessary.

4.8	Exclusion From Severance Allowance, Retirement Allowance or Termination Settlement

If the Optionee, or, in the case of a Management Company Employee or a Consultant Company, the Optionee’s employer, retires, resigns or is terminated from employment or engagement with the Company or any subsidiary of the Company, the loss or limitation, if any, pursuant to the Option Agreement with respect to the right to purchase Option Shares which were not Vested at that time or which, if Vested, were cancelled, shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of such Optionee.

4.9	Shares Not Acquired

Any Unissued Option Shares not acquired by an Optionee under an Option which has expired may be made the subject of a further Option pursuant to the provisions of the Plan.

5.	SECURITIES LAWS OF THE UNITED STATES OF AMERICA

5.1	Securities Laws of the U.S.

Neither the Options which may be granted pursuant to the provisions of this Plan nor the Shares which may be purchased pursuant to the exercise of Options have been registered under the US Act, or under any securities law of any state of the United States of America. Accordingly, any Optionee who is granted an Option in a transaction which is subject to the US Act or the securities laws of any state of the United States of America shall represent, warrant, acknowledge and agree in the agreement containing the Option granted to the Optionee such matters as the Board shall determine from time to time, which may include that:

(a)	the Optionee is acquiring the Option and any Shares acquired upon the exercise of such Option as principal and for the account of the Optionee;

(b)	in granting the Option and issuing the Shares to the Optionee upon the exercise of such Option, the Company is relying on the representations and warranties of the Optionee contained in the agreement relating to the Option to support the conclusion of the Company that the granting of the Option and the issue of Shares upon the exercise of such Option do not require registration under the U.S. Act or to be qualified under the securities laws of any state of the United States of America;

(c)	each certificate representing Shares issued upon the exercise of such Option shall bear the following legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) WITHIN THE UNITED STATES (1) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, (2) IN ACCORDANCE WITH RULE 144A UNDER THE U.S. SECURITIES ACT OR (3) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS OR (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

6.	ADJUSTMENT OF OPTION PRICE AND NUMBER OF OPTION SHARES

6.1	Share Reorganization

Whenever the Company issues Shares to all or substantially all holders of Shares by way of a stock dividend or other distribution, or subdivides all outstanding Shares into a greater number of Shares, or combines or consolidates all outstanding Shares into a lesser number of Shares (each of such events being herein called a “Share Reorganization”) then effective immediately after the record date for such dividend or other distribution or the effective date of such subdivision, combination or consolidation, for each Option:

(a)	the Option Price will be adjusted to a price per Share which is the product of:

(i)	the Option Price in effect immediately before that effective date or record date; and

(ii)	a fraction, the numerator of which is the total number of Shares outstanding on that effective date or record date before giving effect to the Share Reorganization, and the denominator of which is the total number of Shares that are or would be outstanding immediately after such effective date or record date after giving effect to the Share Reorganization; and

(b)	the number of Unissued Option Shares will be adjusted by multiplying (i) the number of Unissued Option Shares immediately before such effective date or record date by (ii) a fraction which is the reciprocal of the fraction described in subsection (a)(ii).

6.2	Special Distribution

Subject to the prior approval of the Exchanges, whenever the Company issues by way of a dividend or otherwise distributes to all or substantially all holders of Shares;

(a)	shares of the Company, other than the Shares;

(b)	evidences of indebtedness;

(c)	any cash or other assets, excluding cash dividends (other than cash dividends which the Board of Directors of the Company has determined to be outside the normal course); or

(d)	rights, options or warrants;

then to the extent that such dividend or distribution does not constitute a Share Reorganization (any of such non-excluded events being herein called a “Special Distribution”), and effective immediately after the record date at which holders of Shares are determined for purposes of the Special Distribution, for each Option the Option Price will be reduced, and the number of Unissued Option Shares will be correspondingly increased, by such amount, if any, as is determined by the Board in its sole and unfettered discretion to be appropriate in order to properly reflect any diminution in value of the Option Shares as a result of such Special Distribution.

6.3	Corporate Organization

Whenever there is:

(a)	a reclassification of outstanding Shares, a change of Shares into other shares or securities, or any other capital reorganization of the Company, other than as described in sections 6.1 or 6.2;

(b)	a consolidation, merger or amalgamation of the Company with or into another corporation resulting in a reclassification of outstanding Shares into other shares or securities or a change of Shares into other shares or securities; or

(c)	a transaction whereby all or substantially all of the Company’s undertaking and assets become the property of another corporation;

(any such event being herein called a “Corporate Reorganization”) the Optionee will have an option to purchase (at the times, for the consideration, and subject to the terms and conditions set out in the Plan) and will accept on the exercise of such option, in lieu of the Unissued Option Shares which he would otherwise have been entitled to purchase, the kind and amount of shares or other securities or property that he would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, he had been the holder of all Unissued Option Shares or if appropriate, as otherwise determined by the Directors.

6.4	Determination of Option Price and Number of Unissued Option Shares

If any questions arise at any time with respect to the Option Price or number of Unissued Option Shares deliverable upon exercise of an Option following a Share Reorganization, Special Distribution or Corporate Reorganization, such questions shall be conclusively determined by the Company’s auditor, or, if they decline to so act, any other firm of Chartered Accountants that the Directors may designate and who will have access to all appropriate records, whether maintained by the Company or an agent appointed by the Company, and such determination will be binding upon the Company and all Optionees.

6.5	Regulatory Approval

Any adjustment to the Option Price or the number of Unissued Option Shares purchasable under the Plan pursuant to the operation of any one of paragraphs 6.1, 6.2 or 6.3 is subject to the approval of the Exchanges and any other governmental authority having jurisdiction.

7.	MISCELLANEOUS

7.1	Right to Employment or Engagement

Neither this Plan nor any of the provisions hereof shall confer upon any Optionee any right with respect to employment or engagement or to continued employment or engagement with the Company or any subsidiary of the Company or interfere in any way with the right of the Company or any subsidiary of the Company to terminate such employment.

7.2	Forfeiture and Clawback

Each Optionee who receives Incentive-Based Compensation (as defined in the Compensation Recovery Policy of the Company dated November 30, 2023 (the “Policy”)) under the Plan understands and agrees that all or any portion of such Incentive-Based Compensation may be subject to recovery by the Company, and such Optionee may be required to repay all or any portion of such Incentive-Based Compensation, if (i) recovery of such Incentive-Based Compensation is required by the Policy, (ii) such Incentive-Based Compensation is determined to be based on materially inaccurate financial and/or performance information (which includes, but is not limited to, statements of earnings, revenues or gains), or (iii) repayment of such Incentive-Based Compensation is required by applicable federal or state securities laws.

7.3	Necessary Approvals

The Plan shall be effective only upon the approval of the shareholders of the Company given by way of an ordinary resolution. Any Options granted under this Plan prior to such approval shall only be exercised upon the receipt of such approval. Disinterested shareholder approval (as required by the Exchanges) will be obtained for any reduction in the exercise price of any Option granted under this Plan if the Optionee is an Insider of the Company at the time of the proposed amendment. The obligation of the Company to sell and deliver Shares in accordance with the Plan is subject to the approval of the Exchanges and any governmental authority having jurisdiction. If any Shares cannot be issued to any Optionee for any reason, including, without limitation, the failure to obtain such approval, then the obligation of the Company to issue such Shares shall terminate and any Option Price paid by an Optionee to the Company shall be immediately refunded to the Optionee by the Company.

7.4	Administration of the Plan

The Directors shall, without limitation, have full and final authority in their discretion, but subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable in respect of the Plan. Except as set forth in section 6.4, the interpretation and construction of any provision of the Plan by the Directors shall be final and conclusive. Administration of the Plan shall be the responsibility of the appropriate officers of the Company, which officers shall have the authority to appoint an agent or agents to assist in the administration of the Plan, and all costs in respect thereof shall be paid by the Company.

7.5	Income Taxes

As a condition of and prior to participation in the Plan or any exercise of any Option granted under the Plan any Optionee shall on request authorize the Company directly or through a duly appointed agent, in writing to withhold from any remuneration otherwise payable to him or her any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of his or her participation in the Plan.

7.6	Amendment and Discontinuance of the Plan and Options

(a)	The Board may, at any time and from time to time, amend, suspend or terminate the Plan and securities granted thereunder without shareholder approval, provided that no such amendment, suspension or termination may be made without obtaining any required approval of any regulatory authority or stock exchange or the consent or deemed consent of an Optionee where such amendment, suspension or termination materially prejudices the rights of that Optionee.

(b)	Notwithstanding the provisions of section 7.6(a), the Board may not, without the approval of the shareholders of the Company, make amendments to the Plan for any of the following purposes:

(i)	to increase the maximum percentage of Shares that may be issued pursuant to Options granted under the Plan as set out in section 3.2;

(ii)	to reduce the Option Price of Options;

(iii)	to extend the Expiry Date of Options;

(iv)	to increase the non-employee director participation limit in section 3.2(d);

(v)	to permit Options to be transferable or assignable other than for normal estate settlement purposes; and

(vi)	to amend the provisions of this section 7.6(b).

(c)	In addition to the changes that may be made pursuant to sections 6.1 to 6.3 inclusive, the Board may, at any time and from time to time, without the approval of the shareholders of the Company, amend any term of any outstanding Option (including, without limitation, the Option Price, vesting and expiry of the Option), provided that:

(i)	any required approval of any regulatory authority or stock exchange is obtained;

(ii)	if the amendments would reduce the Exercise Price or extend the Expiry Date of Options, approval of the shareholders of the Company must be obtained;

(iii)	the Board would have had the authority to initially grant the Option under the terms so amended; and

(iv)	the consent or deemed consent of the Optionee is obtained if the amendment would materially prejudice the rights of the Optionee under the Option.

7.7	Form of Notice

A notice given to the Company shall be in writing, signed by the Optionee and delivered to the head business office of the Company, or delivered and signed electronically using any electronic option administration system that has been approved by the Company.

7.8	No Representation or Warranty

The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

7.9	Compliance with Applicable Law

If any provision of the Plan or any Option Agreement contravenes any law or any order, policy, by-law or regulation of any regulatory body or Exchange having authority over the Company or the Plan, then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

7.10	No Assignment

No Optionee may assign any of his or her rights under the Plan or any option granted thereunder.

7.11	Rights of Optionees

An Optionee shall have no rights whatsoever as a shareholder of the Company in respect of any of the Unissued Option Shares (including, without limitation, voting rights or any right to receive dividends, warrants or rights under any rights offering).

7.12	Conflict

In the event of any conflict between the provisions of this Plan and an Option Agreement, the provisions of this Plan shall govern.

7.13	Governing Law

The Plan and each Option Agreement issued pursuant to the Plan shall be governed by the laws of the province of British Columbia.

7.14	Time of Essence

Time is of the essence of this Plan and of each Option Agreement. No extension of time will be deemed to be or to operate as a waiver of the essentiality of time.

7.15	Entire Agreement

This Plan and the Option Agreement sets out the entire agreement between the Company and the Optionees relative to the subject matter hereof and supersedes all prior agreements, undertakings and understandings, whether oral or written.

Last approved by the Board of Directors of the Company on November 30, 2023.

Last ratified by the shareholders of the Company on July 13, 2023.

SCHEDULE “A”

KOLIBRI GLOBAL ENERGY INC.

STOCK OPTION PLAN - OPTION AGREEMENT

This Option Agreement is entered into between Kolibri Global Energy Inc. (“the Company”) and the Optionee named below pursuant and subject to the terms of the Company Stock Option Plan, (the “Plan”), a copy of which is attached hereto, and confirms that:

1.	on ●, 20● (the “Grant Date”);

2.	«Name» (the “Optionee”);

3.	was granted the option (the “Option”) to purchase «Number» Common Shares (the “Option Shares”) of the Company;

4.	for the price (the “Option Price”) of Cdn. $«Price» per share;

5.	of which 1/3 shall vest and become exercisable immediately; 1/3 shall vest and become exercisable on ●; and 1/3 shall vest and become exercisable on ●;

6.	terminating on ●, 20● (the “Expiry Date”);

all on the terms and subject to the conditions set out in the Plan. For greater certainty, Option Shares continue to be exercisable until the termination or cancellation thereof as provided in this Option Agreement and the Plan.

By signing this Option Agreement, the Optionee:

[NTD: REMOVE SUBPAR (a)(i) to (iv) FOR NON US OPTIONEES]

(a)	represents and warrants to the Company that:

(i)	the Optionee’s place of residence is as set out in this Option Agreement;

(ii)	the Optionee is acquiring the Option and any Option Shares acquired upon the exercise of such Option as principal and for the account of the Optionee;

(iii)	in granting the Option and issuing the Option Shares to the Optionee upon the exercise of such Option, the Company is relying on the representations and warranties of the Optionee contained in this Option Agreement to support the conclusion of the Company that the granting of the Option and the issue of Option Shares upon the exercise of such Option do not require registration under the U.S. Securities Act (as defined below) or to be qualified under the securities laws of any state of the United States of America; and

(iv)	if the Optionee has elected to take physical delivery of the Option Shares, each certificate representing Option Shares issued upon the exercise of such Option shall bear the following legends, unless otherwise determined by the Company:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) WITHIN THE UNITED STATES (1) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, (2) IN ACCORDANCE WITH RULE 144A UNDER THE U.S. SECURITIES ACT

OR (3) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS OR (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

(b)	acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

Acknowledgement – Personal Information

The undersigned hereby acknowledges and consents to:

(a)	the disclosure to all regulatory authorities of all personal information of the undersigned obtained by the Company; and

(b)	the collection, use and disclosure of such personal information by the all regulatory authorities in accordance with their requirements, including the provision to third party service providers, from time to time.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the _____day of ●, 20●.

KOLIBRI GLOBAL ENERGY INC.

Signature

«NAME»
Print Name	Per:
Authorized Signatory
«ADDRESS»